Exhibit 1.2
July 5, 2007
ATS Automation Tooling Systems Inc.
730 Fountain Street North, Building #2
Cambridge, ON N3H 4R7

Attention:	Ronald J. Jutras President and Chief Executive Officer
BMO Nesbitt Burns Inc. and UBS Securities Canada Inc. (collectively, the “Dealer Managers”, “we” and other pronouns indicating the Dealer Managers) understand that ATS Automation Tooling Systems Inc. (the “Company”) intends to issue transferable rights (the “Rights”) to holders (“Shareholders”) of record of its common shares (“Shares”) as at the close of business on July 19, 2007 (the “Record Date”) to subscribe for and purchase up to an aggregate of approximately 17,690,150 Shares (the “Offered Shares”). Each Shareholder of record on the Record Date will receive one Right for each Share held. Every 3.35 Rights will entitle the Holder (provided that such Holder is resident in an Eligible Jurisdiction or is an Approved Eligible Holder, as defined in the Prospectus) to acquire one Share (the “Basic Subscription Right”) at a subscription price of $6.23 (the “Subscription Price”) at any time prior to 5:00 p.m. (Toronto time) on August 14, 2007 (the “Expiration Time”). In addition, Shareholders who exercise their Rights in full may subscribe for additional Shares, if available, at a price equal to the Subscription Price for each such additional Share. The number of Shares available for all additional subscriptions will be that number equal to the total number of Offered Shares less those subscribed for pursuant to the Basic Subscription Right at the Expiration Time. Subscriptions for such additional Shares will be received subject to allotment as described in the Prospectus (as defined below).
We also understand that the Company has (i) prepared and filed a preliminary prospectus in each of the provinces of Canada (the “Provinces”) and will prepare, with the full participation of the Dealer Managers, and file the Canadian Prospectus (as defined below) in each of the Provinces and all other documents necessary to qualify the distribution of the Rights and the Offered Shares in each of the Provinces and (ii) the Company will prepare and file the US Prospectus (as defined below) with the United States Securities and Exchange Commission (the “SEC”).
The agreement resulting from your acceptance of this offer (herein referred to as the “Agreement”) shall be subject to the following terms and conditions:
1.	Definitions.
In this Agreement, the following terms have the following meanings:

(a)	“business day” means a day which is not a Saturday, Sunday or any day on which the principal commercial banks located in Toronto, Ontario are not open for business during normal banking hours;

(b)	“Canadian Prospectus” means the English and French language versions (unless the context indicates otherwise) of the final short form prospectus of the

Company, including the documents incorporated by reference therein, relating to the distribution in the Provinces of the Rights and the Offered Shares;

(c)	“Canadian Prospectus Amendment” means the English and French language versions (unless the context indicates otherwise) of any amendment to the Canadian Prospectus;

(d)	“Canadian Securities Laws” means the applicable securities legislation, regulations, policy statements, rulings, orders and published notices of the securities regulatory authorities in the Provinces and the rules, by-laws and policies of the TSX;

(e)	“Closing Date” means the date of closing of the Offering, being on or about August 16, 2007, or such other date as the Dealer Managers and the Company may agree upon in writing;

(f)	“Closing Time” means 8:30 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Dealer Managers, on their own behalf and on behalf of the Company, may agree upon in writing;

(g)	“distribution” means “distribution” or “distribution to the public” which terms have the meanings attributed thereto under applicable Canadian Securities Laws;

(h)	“Green Sheet” means the confidential information memorandum to be prepared by the Dealer Managers for internal use summarizing the Offering;

(i)	“material change”, “material fact” and “misrepresentation” have the respective meanings ascribed thereto under Canadian Securities Laws;

(j)	“MRRS Decision Document” means the decision document issued in accordance with the Mutual Reliance Review System evidencing that receipts for the Canadian Prospectus have been issued by the Provincial Securities Commissions;

(k)	“Mutual Reliance Review System” means the mutual reliance review system provided for under National Policy 43-201 of the Canadian Securities Administrators;

(l)	“Offering” means the offering of Rights by the Company pursuant to the Prospectus;

(m)	“Prospectus” means, collectively, the Canadian Prospectus and the U.S. Prospectus;

(n)	“Prospectus Amendment” means, collectively, any Canadian Prospectus Amendment and any U.S. Prospectus Amendment;

(o)	“Provincial Securities Commissions” means the securities commissions or other securities regulatory authorities in the Provinces;

(p)	“Rights Agency Agreement” means the rights agency and custodial agreement dated July 5, 2007 between Computershare Investor Services Inc., in its capacity as agent, and the Company;

(q)	“SEC” means the United States Securities and Exchange Commission;

(r)	“Securities Laws” means, collectively, Canadian Securities Laws and U.S. Securities Laws;

(s)	“Standby Purchase Agreement” means the standby purchase agreement dated June 20, 2007 between the Standby Purchasers and the Company;

(t)	“Standby Purchasers” means, collectively, Goldman Sachs Canada Inc., Goodwood Inc. and Mason Capital Management, LLC;

(u)	“TSX” means the Toronto Stock Exchange;

(v)	“U.S. Prospectus” means the English language version of the Canadian Prospectus filed with the SEC on Form F-7, including the documents incorporated by reference therein, relating to the distribution in the United States of the Rights and the Offered Shares;

(w)	“U.S. Prospectus Amendment” means the English language version of any Canadian Prospectus Amendment filed with the SEC on Form F-7; and

(x)	“U.S. Securities Laws” means the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934, in each case as amended, and the rules and regulations thereunder and any applicable state Blue Sky laws.
2.	Activities of the Dealer Managers.
(a)	Each Dealer Manager shall:
(i)	solicit the exercise of Rights only in (A) those Provinces in which it is registered or exempt from registration and (B) the United States in accordance with section 10 hereof and, in each case in connection therewith, to use reasonable commercial efforts and to comply with all applicable Securities Laws;

(ii)	not solicit the exercise of Rights or otherwise communicate with respect to the Offering in any jurisdiction other than (A) one of the Provinces or (B) in the United States in accordance with section 10 hereof; and

(iii)	not make, without the prior consent of the Company, any representations or statements concerning the Company or its business or operations other than those representations and statements contained in the Prospectus, any Prospectus Amendment or otherwise as have been publicly disclosed.

(b)	The Dealer Managers represent that they are duly organized and validly subsisting under the laws of their respective jurisdiction of organization and is conducting its business in compliance with all applicable laws, rules and regulations of each jurisdiction in which their respective business is carried on.
3.	Dealer Managers Success Fee.
For the services provided hereunder, and conditional upon completion of the Offering, the Company shall pay the Dealer Managers an aggregate advisory fee equal to US$2,000,000 (the “Dealer Managers Fee”) which shall be paid by the Company to the Dealer Managers in equal amounts of US$1,000,000 each at the Closing Time.
4.	Costs and Expenses.
Whether or not the Offering is successful, the Company will pay all expenses and fees in connection with the Offering, including, without limitation, but subject to certain maximums as noted below: all expenses of or incidental to the issue, sale or distribution of the Common Shares; the reasonable fees and expenses of the Company’s legal counsel; all reasonable costs incurred in connection with the preparation of documents relating to the Offering; all reasonable out-of-pocket expenses incurred by the Dealer Mangers; the reasonable fees and disbursements of the Dealer Managers’ counsel up to a maximum of $100,000 in aggregate (excluding GST), or, if the Closing Date is after September 6, 2007, up to a maximum of $150,000 in aggregate (excluding GST), without prior written approval of the Company; and the reasonable fees of any consultants engaged by the Dealer Managers with the Company’s prior written consent. All such reimbursable fees and expenses incurred by the Dealer Managers or on their behalf shall be payable by the Company immediately upon receiving an itemized invoice therefor from a Dealer Manager and shall be payable whether or not the Offering is completed.
5.	Filing of Prospectus and Due Diligence.
(a)	The Company agrees to allow the Dealer Managers, prior to the filing of the Prospectus, to participate fully in the preparation of the Prospectus and such other documents as may be required under Securities Laws to qualify the distribution of the Rights and the Offered Shares in the Provinces. The Company agrees to allow the Dealer Managers to conduct all due diligence which the Dealer Managers may reasonably require in order to:
(i)	fulfill the Dealer Managers’ obligations as Dealer Managers; and

(ii)	enable the Dealer Managers to responsibly execute the certificate in the Prospectus required to be executed by the Dealer Managers, at any time up to the completion of the distribution of the Rights and the Offered Shares.

(b)	The Company shall file the Canadian Prospectus and all other documents required under Canadian Securities Laws and the Mutual Reliance Review System with the

Provincial Securities Commissions having designated the Ontario Securities Commission as the principal regulator, obtain a MRRS Decision Document for the Canadian Prospectus from the Ontario Securities Commission or otherwise obtain a receipt for the Canadian Prospectus from each of the Provincial Securities Commissions and otherwise fulfill all legal requirements to enable the Rights to be distributed to Shareholders, and to enable the Offered Shares to be offered and sold to holders of Rights, in each of the Provinces through the Dealer Managers or any other investment dealer or broker registered in the applicable Province.

(c)	After the filing of the Prospectus and until the earlier of the conclusion of the distribution of the Rights and the Offered Shares and the date which is 60 days after the date of the Prospectus, the Company shall take or cause to be taken all steps as may be from time to time necessary to maintain the qualification of, or if the qualification shall cease for any reason to requalify, the distribution of the Rights to Shareholders and the distribution of the Offered Shares to holders of Rights in each of the Provinces.
6.	Delivery of Prospectus and Related Documents.
(a)	The Company shall deliver or cause to be delivered to the Dealer Managers and the Dealer Managers’ counsel the documents set out below at the respective times indicated:
(i)	on the date hereof, or as soon as possible thereafter, the Canadian Prospectus and the U.S. Prospectus, signed as required by Securities Laws;

(ii)	as soon as they are available, copies of the English and French language versions of any Canadian Prospectus Amendment and copies of any U.S. Prospectus Amendment required to be filed under any Securities Laws, signed as required by Securities Laws;

(iii)	at the time of delivery of the French language version of the Canadian Prospectus to the Dealer Managers pursuant to this subsection 6(a):
(A)	an opinion of counsel in Quebec addressed to the Dealer Managers and dated the date of the Canadian Prospectus to the effect that the French version thereof (except for the financial information which is the subject of the opinion of the auditors referred to below, as to which no opinion need be expressed by Quebec counsel) is in all material respects a complete and proper translation of the English version thereof; and

(B)	an opinion of the Company’s auditors addressed to the Dealer Managers and dated the date of the Canadian Prospectus to the effect that the French version of the financial information is in all material respects a complete and proper translation of the English version thereof; and
(iv)	at the time of delivery of the Canadian Prospectus and the U.S. Prospectus to the Dealer Managers pursuant to this subsection 6(a), a comfort letter from the Company’s auditors dated the date of the Canadian Prospectus and satisfactory in form and substance to the Dealer Managers with respect to the financial and accounting information contained in the Canadian Prospectus and the U.S. Prospectus, which comfort letter shall be based on a review by the auditors having a cut-off date of not more than two business days prior to the date of the Canadian Prospectus and shall be in addition to any comfort letters which must be filed with securities regulatory authorities pursuant to applicable Securities Laws.
(b)	The delivery to the Dealer Managers of the Canadian Prospectus and the U.S. Prospectus shall constitute a representation and warranty to the Dealer Managers by the Company that:
(i)	the information and statements contained in the Canadian Prospectus and the U.S. Prospectus (except any information and statements relating solely to the Dealer Managers which have been provided by the Dealer Managers) constitute full, true and plain disclosure of all material facts relating to the Rights and the Offered Shares;

(ii)	the Canadian Prospectus and the U.S. Prospectus (except any information and statements relating solely to the Dealer Managers which have been provided by the Dealer Managers) do not contain a misrepresentation; and

(iii)	the Canadian Prospectus and the U.S. Prospectus comply, in all material respects, with applicable Securities Laws.
Such delivery shall also constitute the consent of the Company to the use of (A) the Canadian Prospectus by the Dealer Managers in connection with the distribution of the Rights to Shareholders and the distribution of the Offered Shares to holders of Rights in the Provinces, and (B) the U.S. Prospectus by the Dealer Managers in connection with the distribution of the Rights to Shareholders and the distribution of the Offered Shares to holders of Rights in the United States.

(c)	The Company acknowledges and agrees that it will:
(i)	take or cause to be taken all steps and proceedings, including receiving acceptance for the filing of the Canadian Prospectus, that may be required under the rules of the TSX so that the Rights are listed and posted for trading on the TSX on or about July 17, 2007, being the second trading day preceding the Record Date, and the Offered Shares issuable on exercise of the Rights will be conditionally approved for listing by the

TSX no later than the Closing Date, subject in each case to satisfaction of normal post-closing filing requirements; and

(ii)	cause the distribution of the Rights and the Offered Shares to be effected in the manner described in the Prospectus.
7.	Commercial Copies of Prospectus.
(a)	The Company shall deliver to the Dealer Managers, as soon as practicable, at offices designated by the Dealer Managers, the number of commercial copies of the Canadian Prospectus, the U.S. Prospectus and the Green Sheet previously specified by the Dealer Managers to the Company. The Company shall as soon as possible following a request cause to be delivered to the Dealer Managers such additional commercial copies of the Canadian Prospectus, the U.S. Prospectus and the Green Sheet in such numbers and in such Canadian and U.S. cities as the Dealer Managers may reasonably request from time to time.

(b)	The Company shall from time to time deliver to the Dealer Managers as soon as practicable, at the offices in such Canadian and U.S. cities designated by the Dealer Managers, the number of commercial copies of any Canadian Prospectus Amendment and U.S. Prospectus Amendment which the Dealer Managers may from time to time reasonably request.
8.	Material Changes.
(a)	During the period from the date hereof until completion of the distribution of the Rights and the Offered Shares, the Company shall promptly notify the Dealer Managers in writing, with full particulars, of:
(i)	any change (actual, contemplated or threatened) in the business, affairs, operations, assets, liabilities (contingent or otherwise), capital or ownership or condition of the Company; or

(ii)	any change in any matter covered by a statement in respect of the Company, the Standby Purchase Agreement or the Rights Agency Agreement contained in the Prospectus or any Prospectus Amendment; or

(iii)	any other event or circumstance in respect of the Company, the Standby Purchase Agreement or the Rights Agency Agreement;
of which it is aware and which is, or may be, of such a nature as to render the Prospectus or any Prospectus Amendment misleading or untrue in any material respect or would result in any of such documents containing a misrepresentation or which would result in any of such documents not complying with any applicable Securities Laws or which would reasonably be expected to have a significant effect on the market price or value of the Shares.

(b)	The Company shall in good faith discuss with the Dealer Managers any change, event or circumstance (actual, contemplated or threatened within the knowledge of the Company) which is of such a nature that there is reasonable doubt whether notice need be given to the Dealer Managers pursuant to subsection 8(a) and, in any event, prior to making any filing referred to in subsection 8(c).

(c)	The Company shall promptly comply with all applicable filing and other requirements, if any, under Securities Laws arising as a result of any change, event or circumstance referred to in subsection 8(a) above and shall prepare and file under all applicable Securities Laws, with all possible dispatch, and in any event within any time limit prescribed under applicable Securities Laws, any Prospectus Amendment as may be required under applicable Securities Laws, provided that the Company shall allow the Dealer Managers and their counsel to participate fully in the preparation of any Prospectus Amendment and to conduct all due diligence investigations which the Dealer Managers may reasonably require in order to fulfill their respective obligations as Dealer Managers and in order to enable the Dealer Managers responsibly to execute the certificate required to be executed by it in any Canadian Prospectus Amendment (which investigations may include, among other things, the holding of a due diligence meeting with officers and directors of the Company, which may be conducted after the issuance of the final MRRS Decision Document and up to the completion of the distribution of the Rights and the Offered Shares) and the Dealer Managers shall have approved the form of any Prospectus Amendment, such approval not to be unreasonably withheld and to be provided in a timely manner. The Company shall further promptly deliver to the Dealer Managers and the Dealer Managers’ counsel a copy of each Canadian Prospectus Amendment in the English and French languages and each U.S. Prospectus Amendment, signed as required by applicable Securities Laws, as well as opinions and letters with respect to each such Prospectus Amendment substantially similar to those referred to in paragraphs 6(a)(iii) and 6(a)(iv) above.

(d)	The delivery to the Dealer Managers of each Prospectus Amendment shall constitute a representation and warranty to the Dealer Managers by the Company, with respect to the Prospectus as amended, modified or superseded by such Prospectus Amendment and by each Prospectus Amendment previously delivered to the Dealer Managers as aforesaid, to the same effect as set forth in paragraphs 6(b)(i), 6(b)(ii) and 6(b)(iii) above. Such delivery shall also constitute the consent of the Company to the use of (A) the Prospectus, as amended, by the Dealer Managers in connection with the distribution of the Rights to Shareholders and the distribution of the Offered Shares to holders of Rights in the Provinces, and (B) the U.S. Prospectus, as amended, by the Dealer Managers in connection with the distribution of the Rights to Shareholders and the distribution of the Offered Shares to holders of Rights in the United States.

(e)	During the period commencing on the date hereof and ending on the earlier of the completion of the distribution of the Rights and the Offered Shares and the date which is 60 days after the date of the Prospectus, the Company will promptly inform the Dealer Managers of the full particulars of:
(i)	any request of any Provincial Securities Commission for any amendment to the Prospectus or for any additional information;

(ii)	the issuance by any Provincial Securities Commission or by any other competent authority of any order to cease or suspend trading of any securities of the Company or of the institution or threat of institution of any proceedings for that purpose; or

(iii)	the receipt by the Company of any communication from any Provincial Securities Commission, the SEC, the TSX, or any other competent authority relating to the Prospectus or the distribution of the Rights and the Offered Shares.
(f)	During the period commencing on the date hereof and ending on the earlier of the completion of the distribution of the Rights and the Offered Shares and the date which is 60 days after the date of the Prospectus, the Company, insofar as it is reasonably able to do so, will allow the Dealer Managers and the Dealer Managers’ counsel to review any press releases and financial statements to be issued by the Company prior to their filing or issuance.

(g)	During the period commencing on the date hereof and ending on the Closing Date, the Company shall give notice to the Dealer Managers of any amendment proposed to be made to the Standby Purchase Agreement or the Rights Agency Agreement.
9.	Representations and Warranties.
The Company represents and warrants and, where applicable, covenants to the Dealer Managers and acknowledges that the Dealer Managers are relying thereon in connection with the Offering, that:
(a)	the Company has been duly incorporated and organized and is a valid and subsisting corporation under the laws of Ontario and has all requisite corporate power and capacity to own, lease and operate its properties and assets as disclosed in the Prospectus and to enter into this Agreement, the Standby Purchase Agreement and the Rights Agency Agreement and to perform its obligations hereunder and thereunder;

(b)	the Company has duly authorized, executed and delivered this Agreement, the Standby Purchase Agreement and the Rights Agency Agreement, and each such agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms;

(c)	the Company holds all licences, registrations, qualifications, permits and consents necessary or appropriate for owning, leasing and holding its properties and assets,

or appropriate for carrying on its business as now conducted or as contemplated in the Prospectus;

(d)	the Company has all necessary power and authority to issue the Rights and the Offered Shares and, at the Closing Date, the Offered Shares so issued will be duly and validly authorized, allocated and reserved for issuance and, upon receipt of the subscription price therefor, the Offered Shares will be issued as fully paid and non-assessable Shares;

(e)	the solicitation efforts undertaken by the Company will be conducted in compliance with Securities Laws and the Prospectus and any Prospectus Amendment will be prepared in conformity with and will comply in all material respects with the requirements of Securities Laws and will not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which it is made, not misleading;

(f)	the Company is authorized to issue an unlimited number of Shares of which at the date hereof approximately 59,262,005 Shares are issued and outstanding;

(g)	the financial statements of the Company as contained and incorporated by reference in the Prospectus and any Prospectus Amendment are complete and correct in all material respects and have been prepared in accordance with Canadian generally accepted accounting principles;

(h)	except as shall have been made or obtained at or before the Closing Time under Securities Laws, no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental agency or body or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement, the issuance of the Rights and the Offered Shares as contemplated herein, or the consummation by the Company of the transactions contemplated herein;

(i)	no order, ruling or determination having the effect of ceasing, suspending or restricting trading in any securities of the Company or the sale of the Shares has been issued and no proceeding, investigation or inquiry for such purposes is pending or contemplated or threatened;

(j)	except as disclosed in the Prospectus and any Prospectus Amendment or as disclosed to the Dealer Managers, there is no action, proceeding or investigation (whether or not purportedly by or on behalf of the Company) pending or, to the knowledge of the Company, threatened against or affecting the Company, at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board or agency, domestic or foreign, which in any way materially adversely affects or which may materially adversely affect the business, operations or condition of the Company, (financial or otherwise) or its property or assets or which questions or may question the validity of the issuance, as fully paid and non-assessable, of the outstanding Shares or any action taken or to be taken by the Company pursuant to or in connection with this Agreement, the Standby Purchase Agreement or the Rights Agency Agreement;

(k)	the Company is not in default or breach of, and the execution, delivery, performance and compliance of or with the terms of this Agreement, the Standby Purchase Agreement and the Rights Agency Agreement by the Company and the issuance of the Rights and the Offered Shares by the Company does not or will not result in any breach of, or be in conflict with or constitute a default under or create a state of facts which, after notice or lapse of time, or both, would constitute a default under, any material term or provision of the constating documents, by-laws or resolutions of the Company, or any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Company is a party or by which it is bound or any judgment, decree, order, statute, rule or regulation applicable to the Company;

(l)	the Company is or will be at the Closing Time a “reporting issuer” not in default under Canadian Securities Laws of each of the Provinces and there has been no material change in the affairs of the Company which requires disclosure under such legislation or which has been disclosed on a confidential basis and which has not been generally disclosed to the public;

(m)	the Shares are listed and posted for trading on the TSX and the Company is in material compliance with the rules and regulations of the TSX;

(n)	Computershare Investor Services Inc. has been duly appointed as the subscription agent for the Rights; and

(o)	other than the Dealer Managers, there is no person, firm or corporation acting or purporting to act at the request of the Company, who is entitled to any solicitation, advisory, agency or like fee in connection with the transactions contemplated herein.
10.	U.S. Activities.
Any offer or sale of the Rights or the Offered Shares in the United States will be made in accordance with Schedule “B” attached hereto, which Schedule forms part of this Agreement.
11.	Indemnification.
The Company agrees to indemnify the Dealer Managers and certain other parties in accordance with Schedule “A” attached hereto, which Schedule forms part of this Agreement and the consideration for which is the entering into of this Agreement. Such indemnity (the “Indemnity”) shall be in addition to, and not in substitution for, any liability which the Company or any other party may have to the Dealer Managers or to the other parties under such Indemnity.

12.	Closing.
The closing of the issuance and sale of the Offered Shares shall take place at the Closing Time at the offices of Blake, Cassels & Graydon LLP in Toronto, Ontario or at such other place as may be agreed upon in writing by the Company and the Dealer Managers. The Company shall cause the Offering to be effected in the manner described in the Prospectus. The Company hereby consents to the use by the Dealer Managers of the Prospectus in connection with the solicitation of the exercise of Rights in the Provinces and, in accordance with applicable laws and to the extent permitted by section 10 hereof, the United States. The Company shall assist the Dealer Managers in their efforts to solicit the exercise of the Rights and subscriptions for the Offered Shares.
13.	Conditions Precedent.
The following are conditions precedent to the obligations of the Dealer Managers to close the transaction contemplated by this Agreement, which conditions the Company covenants to exercise its best efforts to have fulfilled at or prior to the Closing Time and which conditions may be waived in writing in whole or in part by the Dealer Managers at any time. If any of the conditions are not met, the Dealer Managers may terminate their respective obligations under this Agreement without prejudice to any other remedies it may have. At the Closing Time:
(a)	the Company shall have delivered to the Dealer Managers a certificate, dated the Closing Date, signed by the Chairman, the Chief Executive Officer or the Chief Financial Officer of the Company or other officer of the Company acceptable to the Dealer Managers, certifying that to the best of the knowledge of the person signing such certificate, after reasonable investigation:
(i)	the Company has complied in all material respects with all terms and conditions of this Agreement to be complied with by it at or prior to the Closing Time;

(ii)	except for changes contemplated by this Agreement, the representations and warranties of the Company contained herein are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time;

(iii)	no event of a nature referred to in paragraphs 14(a)(iv) through (vii), inclusive, has occurred since the date of this Agreement or is pending, contemplated or threatened;

(iv)	no order, ruling or determination having the effect of ceasing or suspending trading in the Shares in any of the Provinces or the United States has been issued and no proceedings for such purpose are pending, contemplated or threatened; and

(v)	there has been no adverse material change, financial or otherwise, to such date in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Company from that disclosed in the Prospectus or any Prospectus Amendment;
(b)	the Company shall have furnished to the Dealer Managers evidence that the Offered Shares have been accepted for listing and trading on the TSX subject to customary post-closing filings;

(c)	the Dealer Managers shall have received a letter of the auditors of the Company updating the letter referred to in paragraph 6(a)(iv) above to the Closing Time, such letter to be in form and substance satisfactory to the Dealer Managers and their counsel, provided that such letter shall be based on a review by the auditors having a cut-off date not more than two business days prior to the Closing Date;

(d)	the Dealer Managers shall have received an appropriate legal opinion, dated the Closing Date, from Quebec counsel as to compliance with the laws of Quebec relating to the use of the French language, which opinion shall be in form and substance satisfactory to the Dealer Managers’ counsel; and

(e)	the Dealer Managers shall have received favourable legal opinions, dated the Closing Date, from Blake, Cassels & Graydon LLP, on behalf of the Company, with respect to all such matters as the Dealer Managers may reasonably request, including, without limitation, the issue of the Rights and the Offered Shares and their offering and sale as contemplated by the Canadian Prospectus and any Canadian Prospectus Amendment; and

(f)	the Dealer Managers shall have received favourable legal opinions, dated the Closing Date, from Shearman & Sterling LLP, on behalf of the Company, with respect to all such matters as the Dealer Managers may reasonably request, including, without limitation, the offering and sale of the Rights and the Offered Shares in the United States as contemplated by the U.S. Prospectus and any U.S. Prospectus Amendment.
It is understood that counsel for the Dealer Managers may rely on the opinions of counsel for the Company as to matters which relate specifically to the Company and that counsel for the Dealer Managers and counsel for the Company may rely upon the opinions of, as applicable, local counsel as to all matters not governed by the laws of the respective jurisdictions in which they are qualified to practice, and may rely, to the extent appropriate in the circumstances, as to matters of fact on certificates of the Company, auditors and public officials, and that the opinions of counsel may be subject to usual qualifications as to equitable remedies, creditors’ rights laws and public policy considerations and other customary matters.
14.	Termination.
(a)	In addition to any other remedies which may be available to the Dealer Managers, and subject to subsection 14(c), the Dealer Managers shall each be entitled, at their option, to terminate and cancel their respective obligations under this Agreement, without any liability on their respective part, if prior to the Closing Time:

(i)	the Dealer Managers are not satisfied, in their reasonable discretion, with their ongoing due diligence review investigations respecting the business and operations of the Company;

(ii)	there is, in the reasonable opinion of the Dealer Managers, a material change or a change in any material fact or any new material fact shall arise which has or could reasonably be expected to have a material adverse change or material adverse effect on the business, affairs, or profitability of the Company or on the market price or the value of the securities of the Company;

(iii)	there should develop, occur or come into effect any event of any nature, including without limitation, terrorism, accident, a new or change in any governmental law or regulation, or other condition or major financial occurrence of national or international consequence, which, in the reasonable opinion of the Dealer Managers, materially adversely affects or may materially adversely affect the financial markets or the business, affairs, operations or profitability of the Company, taken as a whole or the market price or value of the securities of the Company;

(iv)	any inquiry, action, suit, proceeding or investigation (including matters of regulatory transgression or unlawful conduct), is commenced, announced or threatened in relation to the Company, or any one of the officers or directors of the Company, which materially affects the Offering;

(v)	any material order to cease trading in securities of the Company is made or threatened by a securities regulatory authority;

(vi)	the Company is in breach of a material term, condition or covenant of this Agreement or any representation or warranty given by the Company, in this Agreement becomes or is false; or

(vii)	approvals by the board of directors of the Company have not been obtained or the Company has not obtained all necessary approvals of the Provincial Securities Commissions, including without limitation, a receipt for the Canadian Prospectus from all such authorities, and other approvals where required.
The Dealer Managers may exercise any or all of the rights provided for in subsection 14(a) notwithstanding any material change, change, event or state of facts and the Dealer Managers shall only be considered to have waived or be estopped from exercising or relying upon any of their rights under or pursuant to this subsection 14(a) if such waiver or estoppel is in writing and specifically waives or estops such exercise or reliance.

(b)	In addition to any other remedies which may be available to the Company, subject to subsection 14(c), and provided that the Company has

(i)	terminated the Offering and withdrawn the Prospectus; or

(ii)	filed a Prospectus Amendment, amending the Prospectus to the reasonable satisfaction of the Dealer Managers to remove reference to the Dealer Managers, remove the certificate of the Dealer Managers and to disclose the termination of this Agreement, the Company shall each be entitled, at its option, to terminate and cancel this Agreement, without any liability on its part.

(c)	Any termination by the Dealer Managers or by the Company shall be effected by giving written notice to the other parties to this Agreement at any time prior to the Expiration Time. In the event of a proper termination by the Dealer Managers pursuant to subsection 14(a) or by the Company pursuant to subsection 14(b), there shall be no further liability on the part of the Dealer Managers or of the Company to the Dealer Managers except in respect of the payment of such of the expenses referred to in section 4 hereof payable by the Company as shall previously have been incurred, the obligation of the Company to pay the Dealer Managers Fee in accordance with section 3 (which obligation shall, for greater certainty, not be affected by the termination pursuant to this section 14) and any liability of the Company to the Dealer Managers which may have arisen or may thereafter arise under the Indemnity.
15.	Conditions.
All terms and conditions of this Agreement shall be construed as conditions and any breach or failure to comply in all material respects with any such terms or conditions which are for the benefit of the Dealer Managers shall entitle each of the Dealer Managers to terminate its respective obligations under this Agreement by notice in writing to that effect given to the Company at or prior to the Closing Time. The Dealer Managers may waive in whole or in part or extend the time for compliance with any of such terms and conditions without prejudice to their rights in respect of any other of such terms and conditions or any other or subsequent breach or non-compliance, provided that to be binding on the Dealer Managers any such waiver or extension must be in writing.
16.	Advertisements or Announcements.
The Dealer Managers shall, prior to circulation or distribution, give the Company reasonable opportunity to comment on the form and content of any publication or recommendation circulated or distributed publicly by the Dealer Managers in connection with solicitation of the exercise of the Rights and the subscription for the Offered Shares.
If the solicitation of the exercise of the Rights and the subscription for the Offered Shares is successfully completed, and provided the Dealer Managers are not in breach of any material provision hereof, the Dealer Managers shall be permitted to publish, at their own expense, after giving the Company a reasonable prior opportunity to comment on the form and content thereof, such advertisements or announcements relating to the services provided for hereunder in such newspaper or other publications as the Dealer Managers considers appropriate.

17.	Other Matters.
Unless otherwise indicated, all financial references in this Agreement are to Canadian dollars. Headings used herein are for ease of reference only and shall not affect the interpretation or construction of this Agreement. References to “paragraph” and “Section” (unless otherwise indicated) are to the appropriate paragraphs and sections of this Agreement. Unless otherwise expressly provided in this Agreement, words importing only the singular number include the plural and vice versa and words importing gender include all genders. Unless the context otherwise requires, any reference to a statute shall be deemed to include regulations made pursuant thereto, all amendments in force from time to time, and any statute or regulation that may be passed which has the effect of supplementing or superseding the statute or regulation referred to.
18.	Notices.
Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given or made by delivery or by telecopy or similar facsimile transmission (receipt confirmed) to the respective parties as follows:
(a)	if to the Company to:
ATS Automation Tooling Systems Inc.
730 Fountain Street North, Building #2
Cambridge, ON N3H 4R7
Attn: Ronald J. Jutras
          President and Chief Executive Officer
Fax: (519) 653-6520
(b)	if to BMO Nesbitt Burns Inc., to:
BMO Nesbitt Burns Inc.
1 First Canadian Place
4th Floor
Toronto, ON M5X 1H3
Attn: Harold M. Wolkin
          Managing Director
Fax: (416) 359-7300

(c)	if to UBS Securities Canada Inc., to:
UBS Securities Canada Inc.
161 Bay Street, Suite 4100
BCE Place, P.O. Box 617
Toronto, ON M5J 2S1
Attn: James Kofman
          Managing Director
Fax: (416) 364-9296
Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or so telecopied or transmitted and receipt confirmed. Any party may change its address by notice to the other in the manner set out above.
19.	Miscellaneous.
(a)	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

(b)	The representations, warranties and covenants contained in this Agreement shall survive the issuance of the Offered Shares by the Company.

(c)	The Company acknowledges and agrees that the Dealer Managers have certain statutory obligations as registrants under applicable Securities Laws and have fiduciary relationships with their respective clients and consents to the Dealer Managers acting hereunder while continuing to act for their respective clients. To the extent that the Dealer Managers’ statutory obligations as registrants under applicable Securities Laws or fiduciary relationships with their respective clients conflict with their respective obligations hereunder, the Dealer Managers shall be entitled to fulfill their respective statutory obligations as registrants under applicable Securities Laws and their respective duties to their respective clients.

(d)	Time shall be of the essence in this Agreement.

(e)	This Agreement may be executed in several counterparts and by facsimile, each of which when so executed shall be deemed to be an original but which together shall constitute one and the same agreement.

(f)	If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

(g)	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and the parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Ontario and the courts of appeal therefrom.

(h)	In connection with the Offering, the Dealer Managers acknowledge that the Company has and will provide them with confidential information (“Confidential Information”) with respect to the Company and its subsidiaries. Confidential Information will include information with respect to products, marketing, means of doing business, trade secrets, marketing programs, plans, strategies, proposed future products, services, advertising promotions and selling methods, financial information (including financial statements of the Company or its subsidiaries and financial forecasts) and other information with respect to the Company or any Related Person which are not public information. In consideration of the Company entering into this agreement with the Dealer Managers and disclosing Confidential Information to it in connection with the Offering, the Dealer Managers covenant and agree to maintain in confidence and to not (except in accordance with specific written instruction from the Company) disclose to any person, firm or corporation whatsoever, any Confidential Information, except to the extent that: (i) such information is, or becomes, public knowledge; (ii) the Dealer Managers are required to disclose such information by any applicable law or regulation or any competent governmental, judicial or other authority having jurisdiction; or (iii) such information is included in offering materials, the contents of which have been approved by the Company. The Dealer Managers’ obligations to not disclose Confidential Information will continue for one (1) year and will remain in full force and effect whether or not the Offering is completed.
[Remainder of this page intentionally left blank.]

If the foregoing is acceptable to you, please signify such acceptance by executing and returning the enclosed copy of this letter to Davies Ward Phillips & Vineberg LLP, counsel for the Dealer Managers.
IN WITNESS HEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT.

ATS AUTOMATION TOOLING SYSTEMS INC.
by	/s/ Gerald Beard
	Name:	Gerald Beard
	Title:	Vice President and Chief Financial Officer

by	/s/ Stewart McCuaig
	Name:	Stewart McCuaig
	Title:	Vice President and General Counsel

BMO NESBITT BURNS INC.
by	/s/ Harold M Wolkin
	Name:	Harold M. Wolkin
	Title:	Managing Director

UBS SECURITIES CANADA INC.
by	/s/ E.T.N. Larkin
	Name:	E.T.N. Larkin
	Title:	Managing Director

SCHEDULE “A”
INDEMNITY
     ATS Automation Tooling Systems Inc. (the “Company”) agrees to indemnify and save harmless BMO Nesbitt Burns Inc. (“BMO Nesbitt Burns”) and UBS Securities Canada Inc. (“UBS”), their affiliates and their respective directors, officers, employees, partners, agents, advisors and shareholders (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind (excluding loss of profits), including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees, disbursements and taxes of their counsel (provided that the Company shall not be responsible for the fees or expenses of more than one legal firm in any single jurisdiction for all of the Indemnified Parties) in connection with any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively, the “Claims”) to which an Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Offering (as defined in the agreement to which this Schedule A is attached) whether performed before or after the Company’s execution of the agreement to which this Schedule A is attached and to reimburse each Indemnified Party forthwith, upon demand, for any legal or other expenses reasonably incurred by such Indemnified Party in connection with any Claim.
     The Company also agrees that no Indemnified Party shall have any liability (either direct or indirect, in contract or tort or otherwise) to the Company or any person asserting claims on the Company’s behalf or in right for or in connection with the Offering, except to the extent that any losses, expenses, claims, actions, damages or liabilities incurred by the Company are determined by a court of competent jurisdiction in a final judgement that has become non-appealable to have resulted from the negligence, dishonesty, illegal or fraudulent actions or wilful misconduct of such Indemnified Party.
     In the event and to the extent that a court of competent jurisdiction in a final judgement that has become non-appealable determines that an Indemnified Party was negligent, dishonest, acted illegally, committed any fraudulent act or guilty of wilful misconduct in connection with a Claim in respect of which the Company has advanced funds to the Indemnified Party pursuant to this indemnity, such Indemnified Party shall reimburse such funds to the Company and thereafter this indemnity shall not apply to such Indemnified Party in respect of such Claim.
     In case any action, suit, proceeding or claim is brought against an Indemnified Party or an Indemnified Party has received notice of the commencement of any investigation in respect of which indemnity may be sought against the Company, the Indemnified Party will give the Company prompt written notice of any such action, suit, proceeding, claim or investigation of which the Indemnified Party has knowledge and throughout the course thereof, will provide copies of all relevant documentation to the Company and the Company will undertake the investigation and defence thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Parties affected and the payment of all expenses. The omission an Indemnified Party to promptly notify the Company shall not relieve the Company of any liability which the Company may have to an Indemnified Party except only to the extent that any such delay in giving or failure to give notice as herein required materially prejudices the defence of such Claim or results in any material increase in the liability under this indemnity which the Company would otherwise have incurred had the Indemnified Party not so delayed in giving, or failed to give, the notice required hereunder.
     No admission of liability and no settlement, compromise or termination of any action, suit, proceeding, claim, or investigation shall be made without the consent of the Indemnified Parties affected, unless such settlement includes an unconditional release of each Indemnified Party from any liabilities arising out of such Claim without any admission of negligence, misconduct, liability or responsibility by any Indemnified Party, and without the Company’s consent, such consents not to be unreasonably withheld. Notwithstanding that the Company will undertake the investigation and defence of any Claim, an Indemnified Party will have the right to employ separate counsel with respect to any Claim and participate in the defence thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:
(a)	employment of such counsel has been authorized in writing by the Company;

(b)	the Company has not assumed the defence of the action within a reasonable period of time after receiving notice of the claim;

(c)	the named parties to any such claim include both the Company and the Indemnified Party and the Indemnified Party shall have been advised by counsel to the Indemnified Party that there may be a conflict of interest between the Company and the Indemnified Party; or

(d)	there are one or more defences available to the Indemnified Party which are different from or in addition to those available to the Company;
in which case such fees and expenses of such counsel to the Indemnified Party will be for the Company’s account. The rights accorded to the Indemnified Parties hereunder shall be in addition to any rights an Indemnified Party may have at common law or otherwise.
     If for any reason the foregoing indemnification is unavailable (other than in accordance with the terms hereof) to the Indemnified Parties (or any of them) or is insufficient to hold them harmless, the Company will contribute to the amount paid or payable by the Indemnified Parties as a result of such Claims in such proportion as is appropriate to reflect not only the relative benefits received by the Company or the Company’s shareholders on the one hand and the Indemnified Parties on the other, but also the relative fault of the parties and other equitable considerations which may be relevant. Notwithstanding the foregoing, the Company will in any event contribute to the amount paid or payable by the Indemnified Parties as a result of such Claim any amount in excess of the fees actually received by the Indemnified Parties hereunder.
     The Company hereby constitutes BMO Nesbitt Burns and UBS as trustees for each of the other Indemnified Parties of the Company’s covenants under this indemnity with respect to such persons and BMO Nesbitt Burns and UBS agree to accept such trust and to hold and enforce such covenants on behalf of such persons.

SCHEDULE “B”
UNITED STATES OFFERS AND SALES
As used in this Schedule B, the following terms have the following meanings:
“Directed Selling Efforts” means directed selling efforts as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Schedule, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Rights and the Offered Shares, and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Rights and the Offered Shares;
“General Solicitation” and “General Advertising” means “general solicitation” and “general advertising”, respectively, as used in Rule 502(c) under the U.S. Securities Act, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising;
An “offer” of the Offered Shares includes, but is not limited to, a solicitation to exercise Rights;
“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act;
“SEC” means the United States Securities and Exchange Commission;
“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;
“U.S. Securities Act” means the United States Securities Act of 1933, as amended.
All other capitalized terms used but not otherwise defined in this Schedule B shall have the meanings assigned to them in the Agreement to which this Schedule B is attached.
Representations, Warranties and Covenants of the Company
The Company represents, warrants and covenants to the Dealer Managers that (A) prior to the effectiveness of the Registration Statement, neither it nor its affiliates, nor any persons acting on its or their behalf, (i) have engaged or will engage in any Directed Selling Efforts with respect to the Offered Shares, (ii) have engaged or will engage in any form of General Solicitation or General Advertising in connection with the Offered Shares in the United States, or (iii) have offered the Offered Shares to any person in the United States (other than Mason Capital Management, LLC in a private placement not subject to the registration requirements of the 1933 Act) and (B) it shall take such action as the Dealer Managers may reasonably request to qualify the Offered Shares for offering and sale under the Blue Sky laws of such US States as the Dealer Managers and the Company shall agree.
Representations, Warranties and Covenants of the Dealer Managers
Each Dealer Manager represents, warrants and covenants to the Company that (A) prior to the effectiveness of the Registration Statement, neither it nor its affiliates, nor any persons acting on its or their behalf, (i) have engaged or will engage in any Directed Selling Efforts with respect to the Offered Shares, (ii) have engaged or will engage in any form of General Solicitation or General Advertising in connection with the Offered Shares in the United States, or (iii) have offered the Offered Shares to any person in the United States, and (B) it shall not offer the Offered Shares in any US States except for such US States as the Dealer Managers and the Company shall agree.